Exhibit (n)


                                THE VANTAGE FUNDS
                                -----------------

                            Service (Rule 12b-1) Plan

                               ____________, 2004

      This Service Plan (the "Plan") is adopted by The Vantage Funds (the "Trust") with respect to shares of beneficial interest of the series of the Trust listed on Schedule A hereto as such Schedule may be amended from time to time (each a "Series" and collectively, the "Series"), in accordance with the provisions of Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act").

Section 1. Distributor and Adviser

      The Trust has entered into a Distribution Agreement with McKim Capital, Inc. whereby McKim Capital acts as principal underwriter of the Series. The Trust also has entered into an investment advisory agreement with Stellar Advisors, Inc.

Section 2.  Payments

      (a) As compensation for service activities, the Trust may pay fees on behalf of each Series at the annual rate set forth in Schedule A as a percentage of the average daily net assets of the Series (the "Payments"). Payments may include any compensation paid by the Trust under this Plan. The Payments will be accrued daily and paid monthly or at such other interval, as the Trustees of the Trust ("Trustees") determine.

      (b) The Trust may spend such amounts and incur such expenses as it deems appropriate or necessary on any activities primarily intended for the servicing and maintenance of shareholder accounts with respect to the shares of a Series; provided, however that: (i) any agreement entered into pursuant to Section 4 hereof shall apportion the payments made under the agreement between service and distribution-related activities and (ii) a Series shall not directly or indirectly pay any amounts, whether Payments or otherwise, that exceed any applicable limits imposed by law or the National Association of Securities Dealers, Inc. ("NASD").

      (c) For purposes of the Plan, service activities shall mean any activities covered by the definition of "service fee" contained in the NASD's Conduct Rules, as amended from time to time, and distribution activities shall mean any activities that are not deemed service activities.


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Section 3.  Service and Distribution-Related Activities

      Service and distribution-related activities include (i) assisting in the establishment and maintenance of shareholder accounts of a Series; (ii) responding to shareholder inquiries regarding a Series' investment objectives, policies and other operational features; and (iii) assisting in any sales, marketing and other activities primarily intended to result in the sale of shares of a Series. Expenses for such activities include compensation to employees, and expenses, including overhead and telephone and other communication expenses, of persons who engage in or support the servicing activities related to the distribution of shares of a Series, or who respond to shareholder inquiries regarding a Series' operations; the incremental costs of printing (excluding typesetting) and distributing prospectuses, statements of additional information, annual reports and other periodic reports for use in connection with the offering or sale of shares of a Series to any prospective investors; and the costs of preparing, printing and distributing sales literature and advertising materials used in connection with the offering of shares of a Series for sale to the public.

Section 4.  Marketing and Service Agreements

      Pursuant to agreements the form of which shall be approved by the Trustees ("Selling Agreements"), the Trust may pay any or all amounts of the Payments to persons ("Service Providers") for any service or distribution-related activity. Each Selling Agreement shall contain a representation by the Service Provider that any compensation payable to the Service Provider in connection with an investment in shares of a Series of the assets of its customers: (i) will be disclosed by the Service Provider to its customers; (ii) will be authorized by its customers; and (iii) will not result in an excessive fee to the Service Provider. Each Selling Agreement shall provide that, in the event an issue pertaining to the Plan is submitted for shareholder approval, the Service Provider will vote any shares held for its own account in the same proportion as the vote of those shares held for the accounts of the Service Provider's customers.

Section 5.  Review and Records

      (a) Management of the Trust shall prepare and furnish to the Trustees, and the Trustees shall review at least quarterly, written reports setting forth all amounts expended under the Plan by the Trust and identifying the activities for which the expenditures were made.

      (b) The Trust shall preserve copies of the Plan, each agreement related to the Plan and each report prepared and furnished pursuant to this Section in accordance with Rule 12b-1 under the Act.

Section 6.  Effectiveness; Duration; and Termination

      With respect to a Series:

      (a) The Plan shall become effective with respect to a Series upon approval by: (i) a vote of at least a majority of the outstanding voting securities of the Series, and (ii) the


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Trustees, including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan (the "Qualified Trustees"), pursuant to a vote cast in person at a meeting called for the purpose of voting on approval of the Plan.

      (b) The Plan shall remain in effect with respect to a Series for a period of one year from the date of its effectiveness, unless earlier terminated in accordance with this Section, and thereafter shall continue in effect for successive twelve-month periods, provided that such continuance is specifically approved at least annually by the Trustees and a majority of the Qualified Trustees pursuant to a vote cast in person at a meeting called for the purpose of voting on continuance of the Plan.

      (c) The Plan may be terminated with respect to a Series without penalty at any time by a vote of: (i) a majority of the Qualified Trustees, or (ii) a vote of a majority of the outstanding voting securities of the Series.

Section 7.  Amendment

      The Plan may be amended at any time by the Trustees, provided that: (i) any material amendments to the Plan shall be effective only upon approval of the Trustees and a majority of the Qualified Trustees pursuant to a vote cast in person at a meeting called for the purpose of voting on the amendment to the Plan and (ii) any amendment which increases materially the amount which may be spent by the Trust pursuant to the Plan with respect to a Series shall be effective only upon the additional approval a majority of the outstanding voting securities of that Series.

Section 8.  Nomination of Disinterested Trustees

      While the Plan is in effect, the Trustees who are not interested persons of the Trust (the "Disinterested Trustees") shall select and nominate any new or additional trustee who is not an interested person of the Trust.

Section 9.  Limitation of Shareholder and Trustee Liability

      The Trustees and the shareholders of a Series shall not be liable for any obligations of the Trust or of a Series under the Plan, and each Service Provider agrees that, in asserting any rights or claims under this Plan, it shall look only to the assets and property of the Trust or the Series to which the Service Provider's rights or claims relate in settlement of such rights or claims, and not to the Trustees or the shareholders of the Series.

Section 10.  Miscellaneous

      (a) The terms "majority of the outstanding voting securities" and "interested person" shall have the meanings ascribed thereto in the Act.


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      (b) If any provision of the Plan shall be held invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.


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                                                                      Schedule A

                                  VANTAGE FUNDS
                                  -------------

                            Service (Rule 12b-1) Plan

                               ____________, 2004

Series of Vantage Funds covered by the Plan    Fee

Vantage Money Market Fund                      35 Basis Points Annually
                                                    (maximum 25 basis points for
                                                    service arrangements)
Vantage Balanced Fund                          50 Basis Points Annually
                                                    (maximum 25 basis points for
                                                    service arrangements)


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